Exhibit 99(k)(1)

NORTHSTAR REAL ESTATE CAPITAL INCOME MASTER FUND

FORM OF DISTRIBUTION SUPPORT AGREEMENT

WHEREAS, this Distribution Support Agreement (this “Agreement”), dated                2017, is entered into by and between NorthStar Real Estate Capital Income Master Fund (the “Master Fund”) and NSAM FV Holdings, LLC (“NSAM FV”); and

WHEREAS, the Master Fund is part of a “master-feeder” structure through which the Master Fund sells its shares only to (i) the feeder funds (each, a “Fund”), (ii) the providers of its seed capital investments and (iii) NSAM FV pursuant to this Agreement; and

WHEREAS, the Master Fund is a non-diversified, closed-end management investment company that is registered under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, each of the Funds has registered for public issuance and sale (the “Offering”) common shares of beneficial interest, pursuant to a registration statement on Form N-2 under the Securities Act of 1933, as amended (the “1933 Act”), and the 1940 Act (as may be amended from time to time, each, a “Registration Statement” and together with the Master Fund registration statement described below, the “Registration Statements”); and

WHEREAS, the Master Fund has filed a registration statement pursuant to Section 8(b) of the 1940 Act, and interests in the Master Fund have not and will not be registered under the 1933 Act, and will be issued solely in private placement transactions that do not involve any “public offering” within the meaning of Section 4(a)(2) of, and/or Regulation D under, the 1933 Act; and

WHEREAS, the Registration Statements contain the prospectus for the Offering (as may be amended or supplemented from time to time, the “Prospectus”); and

WHEREAS, subject to the discretion of the Master Fund’s board of trustees (the “Board”) and applicable legal restrictions, the Master Fund intends to declare cash distributions on a quarterly basis and pay such distributions to the Master Fund’s shareholders (the “Shareholders”) on a monthly basis (“Master Fund Ordinary Distributions”) beginning no later than the first month after the month in which any Fund first sells its common shares of beneficial interest to the public; and

WHEREAS, to ensure that the Master Fund has a sufficient amount of funds to cover cash distributions authorized and declared to Shareholders during the term of this Agreement, NSAM FV has agreed to purchase, either directly or through one or more Affiliates, up to an aggregate of $10,000,000 in common shares of beneficial interest of the Master Fund (“Shares”), of which $2,000,000 has been contributed to the Master Fund as seed capital (the "Seed Capital Investment"), in accordance with the terms set forth herein.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.           Definitions. The following terms, when used herein, shall have the following meanings:

“1933 Act” has the meaning set forth in the recitals.

“1940 Act” has the meaning set forth in the recitals.

“Advisor” means CNI RECF Advisors, LLC, the Master Fund’s investment adviser, or any Affiliated successor.

“Affiliate” means with respect to any Person: (a) any Person directly or indirectly owning, controlling, or holding, with the power to vote, 5% or more of the outstanding voting securities of such other Person; (b) any Person 5% or more of whose outstanding voting securities are directly or indirectly owned, controlled or held, with the power to vote, by such other Person; (c) any Person directly or indirectly controlling, controlled by or under common control with such other Person; (d) any officer, director, partner, copartner or employee of such other Person; (e) if such other Person is an investment company under the 1940 Act, any investment adviser thereof or any member of an advisory board thereof, and (f) if such other Person is an unincorporated investment company under the 1940 Act not having a board of directors, the depositor thereof.

“Agreement” has the meaning set forth in the recitals.

“Board” has the meaning set forth in the recitals.

“Business Day” means any day that the New York Stock Exchange is open for business.

“Code” means the Internal Revenue Code of 1986, as amended, or any successor statute thereto. Reference to any provision of the Code shall mean such provision as in effect from time to time, as the same may be amended, and any successor provision thereto, as interpreted by any applicable regulations as in effect from time to time.

“NSAM FV” has the meaning set forth in the recitals.

“Distribution Shortfall” means, with respect to any month during the Term, the amount by which Monthly Distributions exceed NII for such month or, in the event NII is negative, the amount of the Monthly Distributions for such month.

“Fund” has the meaning set forth in the recitals.

“Invested Capital” means the aggregate dollar amount of Shares purchased reduced by any amounts paid by the Master Fund to repurchase Shares pursuant to the Master Fund’s Share repurchase program.

“Issue Date” has the meaning set forth in Section 3(b) hereof.

“Master Fund” has the meaning set forth in the recitals.

“Master Fund Ordinary Distribution” has the meaning set forth in the recitals.

“Monthly Distributions” means the aggregate amount of Master Fund Ordinary Distributions paid to Shareholders during a month.

“NAV” means, as of any given date, the per share net asset value of the Shares.

“NII” means the Master Fund’s net investment income.

“Offering” has the meaning set forth in the recitals.

“Person” means an individual, corporation, partnership, estate, trust (including a trust qualified under Section 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity, or any government or any agency or political subdivision thereof, and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

“Prospectus” has the meaning set forth in the recitals.

“Registration Statement” has the meaning set forth in the recitals.

“SEC” means the U.S. Securities and Exchange Commission.

“Seed Capital Investment” has the meaning set forth in the recitals.

“Shareholders” has the meaning set forth in the recitals.

“Shareholders’ 6% Return” means, as of any date, an aggregate amount equal to a 6% cumulative, non-compounded, annual return on aggregate Invested Capital (calculated like simple interest on a daily basis based on a 365 day year). For purposes of calculating the Shareholders’ 6% Return, aggregate Invested Capital shall be determined for each day during the period for which the Shareholders’ 6% Return is being calculated.

“Shares” has the meaning set forth in the recitals.

“Term” has the meaning set forth in Section 4 hereof.

“Threshold Amount” means an amount equal to the Shareholders’ 6% Return, prorated for such month.

2.           Share Purchase Commitment. In the event of a Distribution Shortfall for any month during the Term, NSAM FV shall purchase, either directly or through one or more of its Affiliates, Shares from the Master Fund in an aggregate amount equal to the Distribution Shortfall; provided, however, that NSAM FV shall not be obligated to purchase Shares for any month in which NII for such month exceeds the Threshold Amount, and further provided that NSAM FV’s obligation to purchase Shares pursuant to this Agreement shall be limited to an aggregate of $10,000,000 in purchase amount (when aggregated with any Shares purchased by NSAM FV or any of its Affiliates as the Seed Capital Investment). Any Shares purchased by

NSAM FV pursuant to this Section 2 shall be purchased at NAV as of the date of purchase of the Shares.

3.           Procedure for Purchase of Shares.

a)       In the event of a Distribution Shortfall, the Master Fund shall deliver to NSAM FV a written notice within ten (10) Business Days following the payment of the relevant Master Fund Ordinary Distribution specifying the number of Shares to be purchased by NSAM FV pursuant to Section 2 above and the Master Fund’s calculation of the Distribution Shortfall.

b)       On the fifth (5th) Business Day following the delivery of such notice (the “Issue Date”), the Master Fund shall issue to NSAM FV the Shares being sold against NSAM FV’s delivery of its executed subscription for the Shares and payment of the purchase price for such Shares by wire transfer of immediately available funds.

c)       The failure of the Master Fund to timely notify NSAM FV pursuant to Section 3(a) shall not relieve NSAM FV of its obligations under this Agreement.

4.           Term. This Agreement shall be in effect until the earlier of (a) two (2) years from the date on which any Fund commences the Offering or (b) the date upon which neither the Advisor nor an Affiliate thereof is serving as the Master Fund’s investment adviser (the “Term”).

5.           Notices. All notices shall be in writing and shall be given or made, by delivery in person or by guaranteed delivery overnight courier to NSAM FV at the addresses set forth below:

NSAM FV Holdings, LLC

c/o Colony NorthStar, Inc.
515 S Flower St, 44th Floor

Los Angeles, CA 90071

Attention: Mark M. Hedstrom, Vice President

With a copy to:

NSAM FV Holdings, LLC

c/o Colony NorthStar, Inc.
515 S Flower St, 44th Floor

Los Angeles, CA 90071

Attention: Legal Director

or to such other addresses as NSAM FV may designate to the Master Fund in writing. Notices shall be effective upon receipt in the case of personal delivery or one (1) Business Day after being sent in the case of delivery by overnight courier.

6.           Voting Agreement. NSAM FV agrees, and shall cause each of its Affiliates to whom it transfers Shares to agree and to require any subsequent transferees that are Affiliates to agree that, with respect to any Shares purchased pursuant to this Agreement or otherwise acquired, it/they will not vote or consent on matters submitted to the Shareholders regarding any transaction between the Master Fund and the Advisor or a transaction between the Master Fund and any Affiliate of NSAM FV, including, without limitation, the removal of the Advisor or any of its Affiliates as the Master Fund’s Advisor. These voting restrictions shall survive with respect to NSAM FV, or any Affiliate that has been transferred Shares, until such time that the Advisor or its Affiliates are no longer serving as the Master Fund’s Advisor.

7.           Assignment; Third Party Beneficiaries. This Agreement may not be assigned by any of the parties; provided, however, that NSAM FV may assign its obligations under this Agreement to any one or more of its Affiliates, but no such assignments shall relieve NSAM FV of its obligations hereunder. This Agreement shall inure to the benefit of and shall be binding upon the heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto.

8.           Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York without reference to conflict of laws provisions.

9.           Amendment. No amendment, modification or waiver of this Agreement will be valid unless made in writing and duly executed by each party hereto.

10.         Entire Agreement. This agreement constitutes the entire understanding among the parties with respect to the subject matter hereof. This agreement may be executed in one or more counterparts.

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IN WlTNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

NORTHSTAR REAL ESTATE CAPITAL INCOME MASTER FUND

By:
Name:
Title:

NSAM FV Holdings, LLC

By:
Name:
Title:

[Signature page to Distribution Support Agreement]